Exhibit (a)(60)

Genco Shipping & Trading Limited Reminds Shareholders to Vote TODAY

The Deadline to Vote is Today at 11:59 PM ET

Genco Urges Shareholders to Follow Recommendations of All Three Proxy Advisory Firms — ISS, Glass Lewis and Egan-Jones — to Vote FOR Genco’s Highly Qualified Director Nominees

Voting Information is Available at www.GencoDrivesSuperiorReturns.com

NEW YORK, June 17, 2026 -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reminds shareholders to protect their Genco investments and get their votes in on the WHITE proxy card ahead of the 11:59 PM ET voting deadline. Genco also issued the following statement:

The deadline to get your vote counted is tonight, so this is your last chance to take action and vote before it is too late. Vote TODAY on the WHITE proxy card to protect your investment and future upside:

•	“FOR” Genco’s highly qualified directors
•	“WITHHOLD” on Diana Shipping Inc.’s (“Diana”) handpicked nominees
•	“FOR” the Genco Board’s recommendations on other proposals

Genco’s Board of Directors is delivering superior value and returns to shareholders and is committed to acting in the best interests of all Genco shareholders.

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Genco prioritizes strong corporate governance as the only U.S.-listed drybulk company with no related-party transactions and consistently ranked in the industry’s top quartile for governance — well above Diana, which is ranked in the third quartile.[1]

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Genco’s experienced and highly qualified Board has been executing our Comprehensive Value Strategy, which has delivered $7.16 per share in dividends to shareholders, generated outsized shareholder returns of 210%,[2] and positioned the Company for significant upside.

o	Even Diana’s Director and President stated that, “Genco is a very well-run drybulk company”.[3]

1 As rated by Webber Research.
2 Represents TSR since the closing price on April 19, 2021 (the last trading day before Genco publicly announced its Comprehensive Value Strategy).
3 Ioannis Zafirakis, Diana Director and President on Diana’s Q2 2025 Earnings Call.

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Genco has a growing fleet of premium earning assets, industry-low breakeven levels and high operating leverage, which positions the Company well to deliver increasing dividends and enhanced value to shareholders in a strengthening drybulk market.

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Genco is committed to creating shareholder value and has reiterated its willingness to meet again with Diana if they provide an offer that adequately compensates shareholders for the full value of their investment, including an appropriate control premium.

Diana is attempting to take control of Genco on the cheap, relying on gamesmanship and falsehoods to mislead shareholders.

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Diana’s $24.80 tender offer significantly undervalues Genco and its assets, is well below Genco’s net asset value (NAV) or liquidation value and does not include a control premium that reflects the value of Genco’s sizeable and industry-leading platform in a rising market.

•	Both of Diana’s handpicked nominees have inextricable ties to Diana’s agenda, are not fit to serve on the Genco Board and pose significant risks to shareholders’ investment.

o	Jens Ismar has a record of shareholder value destruction in the shipping industry, leading Western Bulk into bankruptcy as its Chief Executive Officer.

o
Paul Cornell is not independent from Diana and has professional and personal ties to two of its directors — including serving as business partners in a previous drybulk venture. He also received a withhold recommendation from ISS[4] when he briefly served for just one year on a U.S.-listed board of directors.[5]

•	Diana’s nominees could attempt to bring Diana’s failed corporate model to Genco, along with pursuing other value-destructive actions similar to what has occurred at Diana.

•	Diana has continued to engage in gamesmanship and take desperate actions to disenfranchise shareholders.

o	Diana rapidly acquired Genco stock, which appears to have been improperly disclosed.[6]

4 Per ISS’ Report for Excel Maritime Carriers Ltd.’s 2008 AGM released on Sep 2, 2008.
5 Per ISS’ Report for Excel Maritime Carriers Ltd.’s 2009 AGM released on Sep 14, 2009.
6 Despite Diana’s claims that it did so “in the market through brokers” on a single day, it appears their disclosure was improper. The purchase price and amount of shares Diana listed in its filing were above the publicly reported high price and volume for that day.

o	Diana sold Genco stock in May 2026 in a period of rising asset values, raising questions of market manipulation to drive down the price of Genco’s shares and make their inadequate offer look better.

o	Diana recently withdrew four of its director nominees in a desperate attempt to resurrect its campaign.

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There is no basis for trusting Diana. We believe it’s essential to approve Genco’s Shareholder Rights Agreement. Without the protection of a Rights Agreement in place, Diana will have a path to take creeping control of the Company and deprive shareholders of the full value of their Genco investment.

All three leading proxy advisory firms — ISS, Glass Lewis and Egan-Jones —recommended shareholders vote for all of Genco’s Board members and withhold on all of Diana’s nominees. In addition, each firm recommended shareholders vote for the Company’s equity incentive plan, and Glass Lewis and Egan-Jones recommended shareholders vote for Genco’s Shareholder Rights Agreement, which protects the value of Genco’s shares.

Don’t wait. We urge you to vote NOW before today’s deadline at 11:59 PM ET. Vote the WHITE proxy card today to protect your investment and upside potential.

The Board recommends shareholders vote “FOR” the reelection of Genco’s six directors and according to the Board’s other recommendations on the Company’s WHITE proxy card, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals.

The Board also recommends that Genco shareholders reject Diana’s inadequate $24.80 tender offer by not tendering their shares.

For additional information on how shareholders can protect their investment, visit www.GencoDrivesSuperiorReturns.com.

If you have any questions or require any assistance with voting your shares, please call or email Genco’s proxy solicitor:

MacKenzie Partners, Inc.
Toll Free: 800-322-2885
Email: proxy@mackenziepartners.com

https://www.sec.gov/Archives/edgar/data/1326200/000091957425005889/0000919574-25-005889-index.htm.

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.

Forward-Looking Statements

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Investor Contact

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact

Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com